CONTENT DISTRIBUTOR AGREEMENT

This Content Distributor Agreement ("Agreement"), is entered into as of the 11th day of December by and between DIT Ventures, Inc., a Michigan corporation ("DITV") and Chinese Media Net, Inc., a New York corporation (the "Distributor").

WHEREAS, Distributor wishes to use financial news content developed by DITV in its business and DITV is willing to license certain financial content in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, DITV wishes to secure banner advertising on Distributor's Web site and Distributor is willing to provide banner advertising on its Web site in accordance with the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants and obligations contained herein, the parties agree as follows:

Section 1. Definitions

1.1 "Information Providers" ("IPs") are third parties from whom DITV acquires the right to distribute Content.

1.2 "Content" means the material set forth in Exhibit A to this Agreement. DITV reserves the right to add or withdraw items of coverage to or from the Content without notice.

1.3 "End-User" means each third party to whom Distributor provides the Services as authorized in Exhibit A.

1.4 Services" are the electronic information services offered by Distributor that make available the Content, as authorized in Exhibit A.

Section 2. Distribution

2.1 Grant of Rights; Distribution by Distributor. Subject to the terms and conditions of this Agreement and its Exhibits, DITV grants Distributor a nonexclusive license and right (A) to distribute the Content to End-Users as part of the Services, and (B) to license End-Users to use the Content as authorized by the End-User Agreement. At no charge to DITV, Distributor shall provide DITV reasonable access to the Services for the purposes of reviewing Distributor's incorporation of the Content into the Services and evaluating compliance with this Agreement. Before implementing any major changes to the Services, Distributor shall provide notice thereof to DITV. In lieu of payment, DITV shall, for the term of the Agreement, provide Services to Distributor.

2.2 Notices. Distributor shall cause the Services to display ~~as part of each story~~on each page that includes Content transmitted by DITV (A) quote888.com logo or a prominently visible text link showing Quote888.com~~,~~ with an operational link to www.quote888.com (or other DITV World Wide Web site). Such notices shall be conspicuous to the End-User and comply with any further requirements set forth in Exhibit A.

2.3 Restrictions. Distributor shall not knowingly distribute the Content to any entity (A) for use in print, television or radio news media; (B) for use on any web sites that are pornographic, obscene or defamatory; or (C) that redistributes the Content to its customers, with or without charge. In the event that any unauthorized distribution occurs, Distributor immediately shall notify DITV and use its best efforts to immediately cease such distribution. Distributor agrees to block and not distribute Content not licensed or authorized for distribution by Distributor.

2.4 Modifications. Distributor shall not edit, abridge, rewrite, translate or in any other way alter or modify the Content or create any work derived from the Content, except to the minimum extent necessarily incident to forming the look and feel of Distributor's Services. Further, Distributor acknowledges that DITV has used its intellectual property to create Content products in the form of Quote888.com's Real-Time Financial News, which encompasses the following categories: Proprietary News, Press Reports and Market Wrap. Categories. Distributor is expressly prohibited from disaggregating and/or extracting the stories from the Content for separate distribution or presentation.

2.5 Corrections. Upon receipt of notice from DITV of an error in Content provided Distributor or in the provision of the Services by Distributor to End-Users, Distributor immediately shall (A) consult, if necessary, with DITV regarding the appropriate correction or other remedy for such error, (B) implement as directed by DITV such correction or other remedy, such as retracting a story or article or transmitting a correction, and (C) provide DITV documentation evidencing such correction or other remedy.

2.6 End-User Agreements. Distributor shall obtain from each End-User, either in writing or via acknowledgment of an electronic form (which acknowledgment can be provided by the End-User's use of Distributor's Services), consent to the terms set forth in Exhibit B (or terms substantially equivalent thereto).

2.7 Use of Name. Distributor shall name DITV as one of its content sources in all material (A)

provided End-Users about the Service or (B) that identify Distributor's content sources. Distributor agrees~~,~~ that at least ten (10) business days prior to use~~,~~ to submit to DITV for approval all promotional materials, including press releases and advertisements (whether using print, broadcast or on-line media) that are produced by Distributor and describe the Content or identify DITV IPs. Approval of use of such materials shall be deemed granted unless written notice of disapproval is received within five (5) business days.

2.8 Obligation to Block Content Not Licensed. DITV shall transmit to Distributor only Content which is licensed to Distributor by DITV. Notwithstanding the foregoing, in the event that certain Content is distributed to Distributor by DITV that has not been licensed by Distributor, Distributor shall use its best efforts to block and not license, transfer, make available or otherwise distribute to End-Users or any other third parties nor use in any manner whatsoever Content Distributor is not authorized to distribute as part of the Services.

Section 3. Banner Advertising & Chinese Media Net Financial Content

3.1 Home Page Buttons. In lieu of monetary payment, Distributor shall, for the term of this Agreement, provide button advertising for DITV, which shall consist of prominently positioned 120 x 60 pixel static button which is visible on the first screenful of a 600 pixel high resolution screen on the www.chinesenewsnet.com home page and top positions on the North American News and Financial News sections of www.chinesenewsnet.com. There shall be a total of 3 static advertising buttons in total.

3.2 Chinese Media Net Content. In lieu of monetary payment, Distributor shall, for the term of this Agreement, provide ten (10) financial articles per day for DITV. DITV shall cause the Services to display on each page that includes Content provided by Distributor (A) the Chinese Media Net logo or a prominently visible text link showing the distributor's name with an operational link to www.chinesenewsnet.com (or other Distributor World Wide Web site).

Section 4. Terms and Termination

4.1 Term. The term of this Agreement starts on the date of the last signature to this Agreement and shall remain in effect for one (1) year and shall automatically renew for successive one-year terms unless either party elects not to renew by giving written notice to the other party at least sixty (60) days before the end of the then current term.

4.2 Suspension. DITV, in its sole discretion, may immediately suspend delivery of Content to

Distributor if (A) the Distributor or its End-Users breach of this Agreement has caused DITV to breach its agreement with an Information Provider, (B) Distributor fails to provide banner advertising to DITV in accordance with this Agreement, or (C) Distributor fails to provide DITV the Usage Tracking Report as required in this Agreement. DITV shall resume delivery of Content only after Distributor has taken action satisfactory to DITV to assure that no further breach of this Agreement shall occur. Distributor, in its sole discretion, may immediately suspend button advertising to DITV as provided in Section 3.1 if (X) DITV fails to perform services for five (5) consecutive business days during which U.S. financial markets are open, (Y) DITV fails to provide a minimum total of fifteen (15) articles from the categories provided in Exhibit A for five (5) consecutive days, or (Z) DITV fails to provide articles of reasonable quality (such quality to be judged in comparison to the overall Content delivered to Distributor during the Term).

4.3 Termination for Breach. If a party materially breaches this Agreement, the other party, after giving the breaching party ten (10) days prior written notice, may terminate this Agreement if the breach remains uncured. In addition, either party may terminate this Agreement if the other party makes a general assignment for the benefit of its creditors, permits the appointment of a receiver for its business or assets, or takes steps to wind down its business.

4.4 Obligations upon Termination. Upon termination of this Agreement, Distributor shall not distribute or use the Content. Distributor shall (A) within fifteen (15) days of termination, deliver to DITV all hardware owned by DITV; if such hardware is not returned, Distributor shall pay DITV the replacement value thereof; (B) within thirty (30) days of termination, Distributor shall erase and purge the Content from any accessible database and/or storage material; and (C) immediately upon termination, return to DITV all materials proprietary to DITV or containing DITV Confidential Information.

Section 5. Confidential Information.

The Receiving Party shall not disclose or otherwise transfer Confidential Information of the Disclosing Party to any third party, without first obtaining the Disclosing Party's consent, and shall take all reasonable precautions to prevent inadvertent disclosure of such Confidential Information. "Confidential Information" shall mean: (A) the terms and conditions of this Agreement, any information regarding the prices of either party, or any information concerning the composition of the products of either party; (B) with respect to information provided on paper, by facsimile or electronic mail, by any electronic means or by any other medium (collectively "in writing"), by labeling such information as "CONFIDENTIAL INFORMATION" before the information is provided to the other party (the "Receiving Party"); and (C) with respect to information disclosed either verbally or in writing, by notifying the Receiving Party, in writing within thirty (30) days of the disclosure, that the information identified in such notice is designated Confidential Information effective as of the Receiving Party's receipt of such notice. "Confidential Information" shall not include information that (A) is or shall become generally available without fault of the Receiving Party, (B) is in the Receiving Party's possession prior to its disclosure by the Disclosing Party, (C) is independently developed by the Receiving Party, or (D) is rightfully obtained by the Receiving Party from third parties without similar restrictions. This contract, and everything contained herein, is Confidential Information.

Section

6. Further Rights Obligations and Limitations.

6.1. This Agreement does not transfer to Distributor or any of its End-Users ownership of the Content.

6.2 No Warranty. Distributor agrees that the Content and Service is provided by DITV "AS IS". DITV DISCLAIMS ALL WARRANTIES, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RELATING TO THIS AGREEMENT, PERFORMANCE OR INABILITY TO PERFORM UNDER THIS AGREEMENT, THE CONTENT, AND EACH PARTY'S COMPUTING AND DISTRIBUTION SYSTEM.

6.3. Distributor shall indemnify DITV's and its Information Providers against any third party claims and damages, including attorneys' fees and related expenses, arising out of Distributor's breach of this Agreement. DITV shall indemnify Distributor against any third party claims and damages, including attorneys' fees and related expenses, arising out of DITV's breach of this Agreement.

6.4 Limitation. In no event shall either party be liable to the other for any indirect, special, exemplary or consequential damages, including lost profits, whether arising in contract or tort.

6.5 Assignment. Distributor may assign this Agreement only with DITV's written consent, which consent shall not be unreasonably withheld.

6.6 Beneficiaries. The Information Providers may enforce this Agreement to the same extent as DITV.

Section 7. General Terms

7.1 Complete Agreement. This is the complete and only agreement between the parties.

7.2 Applicable Law. This Agreement and performance hereunder shall be governed by the laws of the State of California without giving effect to conflict of laws principles. Any action or claim related to this Agreement or performance hereunder shall be brought in the courts of the state in which the defendant is located, and each party submits to the jurisdiction of such courts.

7.3 Notice. Notices shall be delivered by hand or U.S. certified mail to the addresses set forth below.

In Witness Whereof, the parties hereto have duly caused this Agreement to be executed as of the date first above written.

DIT VENTURES, INC.~~,~~ a Michigan corporation

By: ___________________

Kenneth Yeh

President

CHINESE MEDIA NET, INC.

a New York corporation

By: ___________________

Mingdi Yang

VP of Marketing

EXHIBIT A Services, Charges, Payments

1. The Services:

DITV shall deliver the following Content via FTP to support the Service on the www.chinesenewsnet.com web site. The Snapshot Charts will be delivered through a direct link from the World Wide Web.

TIME FINANCIAL NEWS

Quote888.com Proprietary News & Press Reports (20 articles in total)

Quote888.com Market Wrap

Quote888.com DJIA & Nasdaq Snapshot Charts

Installation Fees

NOT APPLICABLE

Monthly Fees

NOT APPLICABLE

Exhibit B -- DITV End-User Agreement Provisions

1. Ownership. End-User agrees that DIT Ventures, Inc. ("DITV") and its information providers retain all proprietary right, title or interest, including copyright, in the stories, articles or other material, including but not limited to text, images, and other multimedia data, that DITV provides as part of Distributor's Services (the "Content").

2. Restrictions on Use. End-User agrees that it will not copy nor license, sell, transfer, make available or otherwise distribute the Content to any entity or person. End-User shall use its best efforts to stop any such copying or distribution immediately after such use becomes known.

3. No Warranty. The Content is provided "AS IS." DITV AND ITS INFORMATION PROVIDERS DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RELATING TO THIS AGREEMENT, THE CONTENT AND ALL PERFORMANCE HEREUNDER. DITV and its information providers make no warranties regarding the completeness, accuracy or availability of the Content.

4. Limitation of Liability. In no event shall DITV or its information providers be liable to End-User or any other person or entity for any direct, indirect, special, exemplary or consequential damages, including lost profits, arising under this Agreement or from performance thereunder based in contract, negligence, strict liability or otherwise, whether or not they or it had any knowledge, actual or constructive, that such damages might be incurred.

5. Indemnification. End-User shall indemnify and hold harmless DITV and its information providers against any claim, damages, loss, liability or expense, including attorneys fees, arising out of End-User's use of the Content in any way contrary to this Agreement.

6. Beneficiaries of this Agreement. The rights and limitations in this DITV End-User Agreement are for the benefit of DITV and its information providers, each of which shall have the right to enforce its rights hereunder directly and on its own behalf.